Exhibit 5.3
July 27, 2011

Blue Chip Broadcasting, Ltd.	Blue Chip Broadcasting Licenses, Ltd.
1821 Summit Road, Suite 401	1821 Summit Road, Suite 401
Cincinnati, Ohio 45237	Cincinnati, Ohio 45237
          Re:      Registration Statement on Form S-4
Dear Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special counsel to Blue Chip Broadcasting, Ltd., an Ohio limited liability company and Blue Chip Broadcasting Licenses, Ltd., an Ohio limited liability company (each a “Guarantor” and collectively, the “Guarantors”), in connection with the Guarantors’ proposed guarantee, along with the other guarantors under the Indenture (as defined below), of up to $299,185,432 in aggregate principal amount of 12.5%/15.0% Senior Subordinated Notes due 2016 (the “New 2016 Notes”) and up to $27,850,174 in aggregate principal amount of Senior Subordinated Notes Paid-in-Kind (the “Paid-in-Kind Notes” and, collectively with the New 2016 Notes, the “Notes”).
     The Notes are to be issued by Radio One, Inc., a Delaware corporation (the “Issuer”), in connection with an offering made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed in accordance with a Registration Rights Agreement entered into by the Issuer, the guarantors party thereto, including the Guarantors, and certain initial purchasers on November 24, 2010.
     The New 2016 Notes are being offered in exchange for up to $286,794,302 in aggregate principal amount of 12.5%/15.0% Senior Subordinated Notes due 2016 (the “Old 2016 Notes”) issued by the Issuer on November 24, 2010 through a private placement exempt from the registration requirements of the Securities Act, all of which are eligible to be exchanged for the Notes. The Paid-in-Kind Notes are being issued by the Issuer in respect of interest due and payable on the Old 2016 Notes to May 15, 2012. The obligations of the Issuer under the Notes will be guaranteed by each of the Guarantors (the “Guarantee”). The Notes are to be issued pursuant to the Indenture (“Indenture”), dated as of November 24, 2010, between the Issuer, the guarantors set forth therein and Wilmington Trust Company, as Trustee (the “Trustee”). The Guarantee is to be issued pursuant to the Indenture.
     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments: (i) the articles of organization, operating agreement and by-laws of each Guarantor, (ii) a unanimous written consent of the sole director of each Guarantor with respect to the issuance of the Guarantee and the execution of the Indenture, (iii) the Registration Statement, (iv) the Indenture and (v) the Notation of Guarantee dated November 24, 2010.
     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the
One East Fourth Street ♦ Suite 1400 ♦ Cincinnati, Ohio 45202
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Blue Chip Broadcasting, Ltd.
Blue Chip Broadcasting Licenses, Ltd.

authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantors. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantors, public officials and others.
     Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, (iv) any law except the laws of the State of Ohio and the Ohio case law decided thereunder, and (v) the “Blue Sky” laws and regulations of the State of Ohio. We express no opinion as to the applicability to the obligations of the Guarantors (or as to the effect thereof on any opinion expressed in this opinion letter) of Section 548 of the United States Bankruptcy Code or any other provision of law relating to fraudulent conveyances, transfers or obligations or the provisions of the law of the State of Ohio restricting loans, distributions or other obligations by any entity for the benefit of the holders of its shares or other ownership interests. Specifically, we express no opinion on any provision of law relating to fraudulent conveyances with respect to the “upstream” subsidiary Guarantee of the Guarantors.
     Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:
1.	Each Guarantor is a limited liability company duly organized, validly existing and in full force and effect under the laws of the State of Ohio.
2.	The Indenture has been duly authorized, executed and delivered by each Guarantor. The Indenture is a valid and binding obligation of each Guarantor and is enforceable against each Guarantor in accordance with its terms.
3.	When the Notes have been duly executed and authenticated in accordance with the Indenture, and duly delivered to the holders thereof, the Guarantee of the Notes will be a valid and binding obligation of the Guarantors, enforceable against each of the Guarantors in accordance with its terms.
4.	The execution and delivery of the Indenture by each Guarantor and the performance by each Guarantor of its obligations thereunder (including with respect to the Guarantee) do not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of (i) the articles of organization, operating agreement, by-laws or other organizational documents of the Guarantors or (ii) Applicable Laws. As used herein, “Applicable Laws” means those laws, rules and regulations of governmental authorities (other than those of counties, towns, municipalities and special political subdivisions) of the State of Ohio which we, in the exercise of customary professional diligence, would reasonably

Blue Chip Broadcasting, Ltd.
Blue Chip Broadcasting Licenses, Ltd.

recognize as being applicable to the Guarantors and the transactions contemplated by the Indenture.
5.	No consent, waiver, approval, authorization or order of any State of Ohio court or governmental authority of the State of Ohio or any political subdivision thereof is required pursuant to any Applicable Laws for the issuance by the Guarantors of the Guarantee.
     Our opinion expressed in Paragraph 1 above with respect to the full force and effect of each Guarantor is based solely on a Certificate issued with respect to each Guarantor by the Secretary of State of the State of Ohio dated July 26, 2011.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the effectiveness of the Form S-4 (defined below) should the present laws of the State of Ohio be changed by legislative action, judicial decision or otherwise.
     This opinion is furnished to you in connection with the filing by the Issuer of a Registration Statement on Form S-4 (as amended, the “Form S-4”) which will be incorporated by reference into the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
     We hereby consent to the filing of this opinion with the commission as Exhibit 5.3 to the Form S-4. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Sincerely,
KEATING MUETHING & KLEKAMP PLL
/s/ KEATING MUETHING & KLEKAMP PLL